Exhibit 99.1

For Immediate Release

Contact: shareholder relations
951-271-4232
shareholderinfo@vineyardbank.com

VINEYARD NATIONAL BANCORP APPOINTS DR. ROBB QUINCEY TO BOARD OF DIRECTORS

Corona, California - October 3, 2006 - Vineyard National Bancorp (NASDAQ: VNBC) (the “company”) and Vineyard Bank N.A. (“Vineyard”) announced today the appointment of Dr. Robb Quincey to the board of directors of the company and Vineyard.

Dr. Quincey has more than 20 years of management experience in the business and public sector. Currently, Dr. Quincey serves as city manager for the city of Upland, Calif. Prior to his service to the city of Upland, Dr. Quincey served the city of Hesperia, Calif., as city manager for 5 years. Dr. Quincey also served as chief executive officer for the Inland Empire Utilities Agency, becoming a local advocate for development opportunities in California. Dr. Quincey also serves as an elected official and has served in other elected or appointed capacities. Dr. Quincey has served as the president of the board for the Monte Vista Water District for more than 13 years. Dr. Quincey received his Doctorate in public administration with an emphasis in economics and organization development from the University of La Verne in 1987. Dr. Quincey completed his post-doctorate education at Harvard, Stanford and Berkeley. Dr. Quincey has received numerous awards throughout his career and has also written articles in various trade journals.

"Dr. Quincey brings management and educational expertise that will add new dynamics to our already diversified and dedicated board of directors," said Norman Morales, president and chief executive officer. "With his extensive service to our local communities, Dr. Quincey embraces Vineyard’s commitment to community-based relationship banking."

About the company
The company is a $2.1 billion financial holding company headquartered in Corona, and the parent company of Vineyard, also headquartered in Corona. The company operates through 16 full-service banking centers and four loan production offices in the counties of Los Angeles, Marin, Monterey, Orange, Riverside, San Bernardino, San Diego and Ventura, Calif. The company's common stock is traded on the NASDAQ Global Market System under the symbol "VNBC", for additional information on the company visit www.vnbcstock.com.

Forward-Looking Statements
This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.